                               EMPIRE PRESS, INC.

                             ARTICLES OF AMENDMENT


          (1)  The name of this corporation is Empire Press, Inc.



          (2) The following amendment to the Articles of Incorporation has been adopted by the written action of the sole shareholder of the Corporation on January 7, 1994: adopted by January.

               RESOLVED, that Article I has been amended to read in its entirety:

                                  "ARTICLE I"

               The name of this corporation is Cowles History Group, Inc."




                                             EMPIRE PRESS INC.


                                             By:  /s/ JAMES J. VIERA
                                                  --------------------
                                                  James J. Viera


                                             Its:   Vice President
                                                  --------------------


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                               EMPIRE PRESS, INC.


     The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

                                    ARTICLE I

     The name of this Corporation is Empire Press. Inc.

                                   ARTICLE II

     This Corporation is authorized to issue an aggregate total of 1,000 shares, all of which shall be designated Common Stock, having a par value of $.0l per share.

                                   ARTICLE III

     This Corporation's initial registered office address is 5511 Staples Mill Road, Richmond, VA 23228 and the registered office is located in the County of Henrico.

                                   ARTICLE IV

     The name of this Corporation's initial registered agent, whose business office is identical with the above registered office, is Edward R. Parker.

     The initial registered agent is an individual who is a resident of Virginia and a member of the Virginia State Bar.

                                    ARTICLE V

     The name and address of the incorporator of this Corporation is as follows:

                            Carmen M. Evers
                            2200 Norwest Center
                            90 South Seventh Street
                            Minneapolis, Minnesota 55402


                                   ARTICLE VI

     No shareholder of this Corporation shall have any cumulative voting rights.

                                   ARTICLE VII

     No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of this Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.


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     The names of the first directors of this Corporation are:

                            David C. Cox
                            Christopher M. Little
                            James A. Alcott

                                   ARTICLE IX

     Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Virginia Stock Corporation Act, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                    ARTICLE X

     No director of this Corporation shall be personally liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to this Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 13.1-section 697 of the Code of Virginia, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


     IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of December, 1991

                                             /s/ CARMEN R. EVERS
                                             --------------------
                                             Carmen R. Evers
                                             Incorporator


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